REAL ESTATE PURCHASE AND SALE AGREEMENT

        This real estate Purchase and Sale Agreement (the “Agreement”) is entered by Robinson Park, LLC, 204 N. Robinson Avenue, Suite 700, Oklahoma City, Oklahoma 73102, (“BUYER”) and SANDRIDGE REALTY LLC., an Oklahoma limited liability company, 123 Robert S. Kerr, Oklahoma City, Oklahoma 73102 (“SELLER”) (BUYER and SELLER are sometimes collectively referred to herein together as the “Parties”).

RECITALS

A.SELLER is the fee simple owner of certain real property located at 123 Robert S. Kerr, Oklahoma City, Oklahoma 73102, an office complex facility, also known as SandRidge Tower and Campus, consisting of a 30 story office tower and annex with parking and ancillary uses, and a parking structure known as the Broadway Kerr Parking Garage, which is the real property that is legally described in Exhibit “A” to this Agreement (the “Property”);

B.BUYER desires to purchase the Property from SELLER; and

C.SELLER desires to sell to BUYER, all of SELLER’s right, title, and interest in the Property under the terms and conditions set forth below.

TERMS AND CONDITIONS

        For good and valuable consideration, the sufficiency of which is acknowledged, the Parties agree as follows:

1.Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, the BUYER agrees to purchase, accept, and assume from SELLER, and SELLER agrees to sell, grant, convey, and assign to BUYER all of SELLER’s rights, title, and interests in the Property, together with and including:
(i)any and all improvements located on the Property;

(ii)any and all rights, privileges, easements, and appurtenances to the Property;

(iii)all development rights, water and air rights relating to the Property;

(iv)to the extent assignable, any and all leases, subleases, licenses, concessions, renewals, modifications, amendments, guarantees, and other forms of agreement, granting to any party or parties the right of use or occupancy of the parking garage;

(v)all minerals and mineral rights of every kind (including without limitation, oil, gas and other hydrocarbon substances, and metallic ores and coal) on or under the Property, but only to the extent owned by SELLER;
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(vi)Any and all deposits, escrow funds, or trust funds held by SELLER under any form of agreement relating to the Property;

(vii)Any and all fixtures, furniture, equipment and telecommunications equipment (excepting therefrom any items identified on Schedule 1(vi) attached hereto) located on the Property ("Tangible Personal Property"); and

(viii)Any and all of SELLER’s interest in any intangible property, now or hereafter owned by SELLER and used in connection with the Property, including without limitation, any contract or lease rights, permits, certificates of occupancy, franchises, utility contracts, unexpired claims, warranties, guaranties, and sureties, or other rights relating to the ownership, development, construction, design, use or operation of the Property, in SELLER's possession or control and to the extent assignable without expense to SELLER, but specifically excluding all of Seller’s right, title and interest in and to the name “SandRidge” and all logos, trademarks and any other intellectual property rights associated with that name, and the activities and operations conducted by or under that name.

        Notwithstanding anything herein to the contrary, “Property” does not include any personal property belonging to Seller located on the Property and not used in connection with operations at the Property, or any item leased from third-parties, including the items identified on Schedule 1(vi).

2.Expiration of Offer: The Parties shall execute this Agreement to constitute BUYER’s offer to purchase the Property as set forth in this Agreement and SELLER’s acceptance. The date on which the last Party executes this Agreement is the “Effective Date”. Failure of SELLER to countersign, and deliver this Agreement to BUYER by or before 5:00 p.m., C.S.T., May 15th, 2020, shall operate as a rejection of BUYER’s offer and this Agreement shall be null and void and the Parties shall be relieved of all rights and obligations under the Agreement.

3.Purchase Price. Subject to all other terms, conditions, contingencies, and requirements of this Agreement, BUYER agrees to purchase and SELLER agrees to sell the Property and all of SELLER’s interest in the Property to BUYER for the total sum of Thirty-Five Million Five Hundred Thousand Dollars ($35,500,000.00) (the “Purchase Price”). The SELLER agrees to sell to BUYER the Property upon BUYER’s payment in full of the Purchase Price at Closing, as follows.

(i)BUYER agrees to pay SELLER the Purchase Price by federal funds wire transfer in immediately available funds;

(ii)SELLER agrees that upon receipt of the full Purchase Price from BUYER, SELLER will provide BUYER with a special warranty deed conveying the Property to BUYER as set forth herein. SELLER shall convey title to the Property pursuant to the terms hereof.
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(iii)SELLER agrees that in connection with Closing, SELLER will provide BUYER with a Bill of Sale, as set forth in Section 13.1 (vii) hereof, for all fixtures, furniture, equipment and telecommunications equipment, not excepted in Schedule 1(vi).

BUYER understands and acknowledges that certain items of Tangible Personal Property may change due to substitutions and replacements made in the ordinary course of SELLER’s operations between the Effective Date of this Agreement and the Closing Date. BUYER and SELLER agree to conduct a joint inspection and final inventory of the Tangible Personal Property on a mutually agreed date at least five (5) business days prior to Closing. Prior to Closing, BUYER and SELLER will agree on the portion of the Purchase Price to be allocated to the Tangible Personal Property. If the Tangible Personal Property has material value such that sales, use, transfer or other similar taxes will be incurred or imposed with respect to the transfer of such Tangible Personal Property (“Sales Tax”), BUYER will pay any such Sales Taxes due and SELLER will remit such Sales Taxes to the taxing authority. SELLER and BUYER will reasonably cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Sales Tax.

4.Escrow. Contemporaneously with the full acceptance and execution of this Agreement, the Parties shall appoint Chicago Title, Ms. Dawn Brooks, 210 W. Park Ave, Ste 210, Oklahoma City, OK 73102, (405) 6646799, (the “Title Company” or “Escrow Agent”) to provide the title and escrow services required in this Agreement (the “Escrow Agreement”). The Parties shall deposit all documents and funds required in this Agreement with Title Company in escrow (“Escrow”).

4.1 Escrow Instructions. The provisions of this Agreement that are applicable to Title Company’s duties shall be deemed BUYER’s and SELLER’s instructions to the Escrow Agent (the “Escrow Instructions”).

5.Earnest Money. The BUYER, within two (2) business days after BUYER’s receipt of a fully executed original of this Agreement, shall deposit into an interest bearing escrow account (interest shall become part of the Earnest Money) with the Title Company, the total sum of One Hundred Thousand Dollars ($100,000.00) (the “Earnest Money”) with the Title Company. The Earnest Money shall be refunded to the BUYER only as set forth in this Agreement.

        Escrow Agent shall hold the Earnest Money in an interest-bearing account in accordance with the terms of the Escrow Agreement attached hereto as Exhibit B, which Escrow Agreement has been executed and delivered concurrently herewith. All interest earned on the Earnest Money shall be applied to the escrowed funds and such interest shall be distributed along with the Earnest Money as provided in the Escrow Agreement.

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6.Closing Date. Provided all of the terms, conditions, contingencies, and requirements of this Agreement have been satisfied, the Parties shall complete the transaction set forth in this Agreement and shall close, in escrow (“Closing”) on or before Forty-Five days after the expiration of the Review Period (the “Closing Date”). All documents transferring the Property and other closing papers shall be delivered to Escrow Agent on or before the Closing Date. The Purchase Price for the Property shall be payable on the Closing Date by wire transfer of immediately available funds. The Closing Date may be extended only as set forth in this Agreement, or otherwise as the Parties may mutually agree in writing.

7.Title and Survey. SELLER shall provide BUYER with an updated preliminary title commitment (“Title Commitment”), including each document that is the basis for an exception to coverage in the Title Commitment (collectively, the “Exception Documents”), issued by the Title Company within ten (10) days after the Effective Date. The Title Commitment shall cover the Property, name the BUYER as the proposed insured, and state the Purchase Price as the policy amount. Within twenty (20) days after receipt of the Title Commitment, BUYER shall obtain and deliver an ALTA/NSPS Land Title Survey of the Property (the “Survey”). The Survey shall be prepared by Smith Roberts Baldischwiler, LLC, and certified to the BUYER and the Title Company as having been made in accordance with the “Minimum Standard Detail Requirement” for ALTA/NSPS Land Title Surveys, and. shall reflect all of the Exception Documents. SELLER shall pay the costs of obtaining the Title Commitment and Survey and for abstracting costs to bring the title up to date. BUYER shall pay the costs for its Owner's Title Insurance Policy, Lender's Title Insurance Policy (if applicable) and the costs for any endorsements thereto.

8.Property Documents. Within three (3) business days following execution of this Agreement, SELLER shall, at its sole expense, and to the extent in its possession or control, deliver or cause to be delivered to BUYER (i) true and complete copies of all parking leases or agreements, service contracts, contracts, or any other agreements associated with or affecting any portion of the Property (the “Contracts”); and (ii) a true and complete copy of the certificate of property insurance and report of insurance claims associated with the Property in the last twelve (12) months. Additionally, during the Review Period (as defined below), SELLER agrees to, disclose all known documents and reports in its possession or control, use reasonable efforts to further provide BUYER with any additional documents and reports in its possession, custody or control relating to the Property, including but not limited to operating agreements, floor plans, surveys, appraisals, title reports, property tax or special assessment related documents, liens, inspections, financials, revenues, geological and environmental reports and feasibility studies, architectural drawings and reports, structural engineering analysis and reports, building maintenance and repair records, equipment purchases, repairs and improvement records. In providing the materials above to BUYER, SELLER makes no representation or warranties, express, written, oral, statutory, or implied, with respect to such materials, and all such representations and warranties are hereby expressly excluded and disclaimed. All materials are provided for informational purposes only and BUYER shall not in any way be entitled to rely upon the completeness or accuracy of the materials and will instead in all instances rely exclusively on its own inspections and materials with respect to all matters which it deems relevant to its decision to acquire the Property. All Contracts shall be assigned to and assumed
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by BUYER at Closing unless BUYER notifies SELLER, prior to the expiration of the Review Period (as defined below), that it desires to terminate certain Contracts at Closing. SELLER shall be responsible for the payment of any cancellation fees or penalties in connection with any Contracts that are terminated at Closing.

9.Review Period. BUYER shall have a period of sixty (60) days from the Effective Date in which to review legal, financial, and other documents and to conduct any investigation deemed necessary to evaluate the Property at BUYER’s cost and expense (the “Review Period”). During the Review Period, BUYER shall have twenty (20) days following delivery of the Title Commitment, the Exception Documents and the Survey within which to notify the SELLER of any objections BUYER may have to any matters appearing or referred to in the Title Commitment or the Survey. Any title encumbrances, exceptions, or other matters in the Title Commitment or the Survey to which BUYER does not object in writing within the Review Period shall be deemed to be permitted exceptions (“Permitted Exceptions”) to the status of the BUYER’s title; provided, however, notwithstanding the foregoing, any monetary liens placed on the Property by the SELLER and which liens are removable by the payment of money (collectively, “Monetary Liens”) shall be automatically deemed title objections by the BUYER. With regard to items to which BUYER objects within the Review Period, the SELLER shall have the right, but not the obligation, to use reasonable diligence to remove, discharge, or cure such objections at or prior to Closing. Within fifteen (15) days after receipt of BUYER’s objections, SELLER shall notify BUYER in writing whether SELLER will (i) elect not to resolve, discharge, or otherwise cure such objections, or (ii) elect to resolve, discharge, or otherwise cure such objections. If the SELLER notifies BUYER that SELLER is either unable or unwilling to cure such objections, the BUYER may, at its option, and as a remedy, (a) waive their objections and purchase the Property without reduction of the Purchase Price, or (b) terminate this Agreement by providing the SELLER with written notice within five (5) days after receipt of notice of the SELLER’s election not to cure such objections. In the event of such termination by BUYER for failure to cure BUYER’s objections pursuant to the terms hereof, the Earnest Money shall be returned to BUYER without the requirement of a release or waiver from SELLER, and neither Party shall have any further liability under this Agreement except as otherwise provided in this Agreement. Upon the expiration of the Review Period, the Earnest Money shall be non-refundable to BUYER except as specifically set forth herein.

9.1 BUYER’s Due Diligence. Additionally, during the Review Period, BUYER may conduct, at BUYER’s expense, studies, examinations, and inspections of or on the Property (collectively, “BUYER’s Due Diligence”). BUYER may seek reports at its discretion, including: (i) a market analysis; (ii) a financial analysis of the Property; (iii) engineering, physical inspections, and structural analysis of any improvements and equipment; (iv) legal review; (v) analysis of the Title Commitment; (vi) analysis of the Survey; (vii) Phase I Environmental Site Assessment of the Property; and (viii) any other documents, non-invasive studies or inspections of the Property that BUYER deems necessary to evaluate the Property, provided, however, that (a) any entry by BUYER upon the Property shall be at the sole cost, expense and risk of BUYER, and (b) BUYER shall not perform any invasive tests of the Property except in accordance with subsection 9.3, and (c) BUYER shall promptly furnish copies of the reports and results of such inspections to SELLER, at no cost to SELLER other than reasonable copying
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charges; provided, however, SELLER acknowledges that one or more of such reports may by its terms prohibit the dissemination thereof or reliance thereon by third parties such as SELLER, and SELLER expressly acknowledges and agrees that BUYER makes no representations or warranties about the accuracy or completeness of any such reports. BUYER hereby indemnifies and agrees to hold SELLER harmless from and against any and all loss, cost or expense (including reasonable attorneys’ fees and expenses) arising out of and directly related to injury to persons or damage to property caused by BUYER, or any employee, agent, principal of, or independent contractor with, the BUYER, in connection with any such entry upon the Property. Any entry upon the Property by BUYER for the purpose of conducting such inspections shall be reasonably coordinated in advance with SELLER as to scheduling and other such details. At SELLER’s election, a representative of SELLER may be present during any entry by BUYER upon the Property to conduct the inspections (as long as such presence shall not unreasonably delay the entry). Further, BUYER agrees to (a) satisfy any and all mechanic’s liens which may be filed or threatened against the Property as a result of such entry by BUYER, or any employee, agent, principal of, or independent contractor with, the BUYER onto and inspection of the Property, and (b) if this transaction does not close, repair any damage to the Property caused by BUYER or its agents or employees and to restore the Property to substantially the same condition existing on the Effective Date hereof to the extent such restoration is necessary as a result of any damage to the Property caused by BUYER or its agents or employees. Prior to any entry on the Property, BUYER shall provide to SELLER evidence of the following insurance: (i) commercial general liability insurance for personal injury (including wrongful death) and damage to property caused by any act or omission by BUYER, its agents, employees, contractors, subcontractors and invitees (with a combined single limit of liability for bodily injury and property damage of not less than $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate); and (ii) employers’ liability insurance (and workers compensation, if required) in accordance with applicable state law. The commercial general liability policy shall contain an endorsement naming SELLER as an additional insured. No inspection of the Property by BUYER under the provisions of this subsection 9.1 shall unreasonably interfere with the operation of the Property or the conduct of business thereon by SELLER or its respective employees and invitees. Unless otherwise set forth in this Agreement, BUYER shall pay for BUYER’s Due Diligence and Review Period expenses outside of Escrow and Closing.

9.2 Environmental Compliance and Indemnity. SELLER represents that, to SELLER’s knowledge, the Property is in material compliance with all legal requirements pertaining to Hazardous Materials (as hereinafter defined), human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) 42 USC §9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, as amended (“SARA”), the Resource Conservation and Recovery Act of 1987, as amended (“RCRA”) 42 U.S.C. §6901 et seq., the Federal Hazardous Materials Transportation Act, the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq., the Clean Air Act, as amended, 42 U.S. C. §7401 et seq., the Clean Water Act, and the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq., and all similar state or local laws (“Environmental Laws”). SELLER hereby represents to BUYER that, to SELLER’s knowledge the Property does not contain any Hazardous Materials in material violation of any Environmental Laws. These representations shall survive the
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termination of this Agreement, and Closing, for a period of one (1) year, and shall not merge into any document executed in conjunction herewith.

9.2.1 Definition. For the purposes of this Agreement, “Hazardous Materials” shall mean (i) any substance or material that is included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” “pollutant,” “contaminant,” “hazardous waste,” or “solid waste” in any Environmental Law; (ii) petroleum or petroleum derivatives, including crude oil or any fraction thereof, all forms of natural gas, and petroleum products or by-products or waste; (iii) polychlorinated biphenyls (“PCBs”); (iv) asbestos and asbestos containing materials (whether friable or non-friable); (v) lead and lead-based paint or other lead containing materials (whether friable or non-friable); (vi) batteries or liquid solvents or similar chemicals; (vii) radon gas; and (viii) mildew, fungus, mold, bacteria and/or other organic spore material, whether or not airborne, colonizing, amplifying or otherwise and any pollution or other toxic or hazardous substances as defined or listed under applicable Environmental Law.

        9.3 BUYER’s Right to Terminate. BUYER shall have the right to terminate this Agreement, for any reason whatsoever, by giving SELLER written Notice by 5:00 p.m. C.S.T. on or before the last day of the Review Period. If this Agreement is terminated under this subsection, neither Party shall have any further liability except as otherwise provided in this Agreement in which event the Earnest Money shall be immediately returned to BUYER in full without the requirement of a release or waiver from SELLER, and neither Party shall have any further liability under this Agreement except as otherwise provided in this Agreement.

        9.4  Environmental Site Assessments. SELLER hereby consents to BUYER conducting a Phase I Environmental Site Assessment of the Property during the Review Period, if it so desires. BUYER shall promptly furnish a copy thereof to SELLER as provided above. If, as a result of the Phase I Environmental Site Assessment of the Property which BUYER so obtains, BUYER deems it appropriate to have a Phase II Environmental Site Assessment (“Phase II”) of the Property performed, or if BUYER desires to conduct any other invasive testing of the Property, BUYER shall present SELLER with a detailed plan or proposal for the conducting of such invasive testing or the Phase II, as applicable, for SELLER’s written approval thereof. BUYER shall obtain SELLER’s prior written approval or consent before performing any such invasive testing or the Phase II in the manner so proposed, which said consent or approval can be granted or denied by SELLER in its reasonable discretion. SELLER may have a representative present at any time that BUYER or its representative is on the Property for any and all such testing or inspection of the Property (as long as such presence shall not unreasonably delay the performance of such testing or inspection). BUYER shall provide SELLER at least seventy-two (72) hours advance written notice before it conducts any Phase II test to which SELLER has given its prior written consent and at least twenty-four (24) hours advance written notice of any such other proposed testing to be conducted, at any time, on the Property by BUYER or its representative.

10.Title. SELLER shall convey fee simple title to BUYER, free of any mortgage lien, and subject only to the Permitted Exceptions, by way of a special warranty deed. To enable the SELLER to make conveyance as herein provided, the SELLER may, in its sole discretion, at the
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time of delivery of the deed, use the purchase money or any portion thereof to clear the title of any or all encumbrances or interest. The acceptance of a deed by the BUYER or shall be deemed to be a full performance and discharge of every agreement and obligation herein contained or expressed, except such as are specifically stated herein to survive the Closing.

11.Closing and Escrow Costs. The Parties shall allocate and pay any closing and escrow costs as follows:

11.1 SELLER. SELLER shall pay at Closing Survey costs, costs of obtaining the Title Commitment, costs necessary to bring title up to date including abstracting to complete the sale and transfer of the Property to BUYER, and fifty percent (50%) of any remaining fees charged by or though the Title Company, including without limitation any settlement, closing, escrow, document preparation, notary and courier fees, and all other costs and expenses of customary closing costs, except as otherwise set forth herein.

11.2 BUYER. BUYER will pay the Closing costs associated with obtaining an Owner’s Title Insurance Policy, Lender's Title Policy (if applicable), and any endorsements thereto, and fifty percent (50%) of any remaining fees charged by or though the Title Company, including without limitation any settlement, closing, escrow, document preparation, notary and courier fees, and all other costs and expenses of customary closing costs, except as otherwise set forth herein.

11.3 The payment of documentary tax on the deed of conveyance and payment for the cost of recording the deed shall be borne by the BUYER, as applicable to the sale of the Property. BUYER also will pay any required sales tax on the Tangible Personal Property.

11.4 Legal Fees. SELLER and BUYER shall each be responsible for paying their respective legal fees and costs, if any, outside of Escrow and Closing, unless otherwise agreed herein.

12.Prorations. The items set forth in this section below shall be prorated at Closing (the “Prorations”). The Prorations shall be reflected on the Closing Statement prepared by Title Company. The Prorations shall be made as of the Closing Date based on the best information and estimates available and approved by the Parties. The Purchase Price shall be adjusted by the net amount of the Prorations. The Prorations shall be considered final and binding for all purposes absent material mistake of fact, misrepresentation, or fraud, except that under no circumstances shall BUYER be obligated to pay any property taxes resulting from the period of time associated with SELLER’s ownership of the Property, through the Closing Date, regardless of when such property taxes shall become due.

12.1 Revenues. All receivables, including under license agreements, rentals, receipts, and other revenues from the Property that SELLER has received and are allocable to the period from and after the Closing Date shall be credited to BUYER. BUYER shall be entitled to collect
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all rentals, receipts, and other revenues from the Property that are due or delinquent on or after the Closing Date. During the period after Closing, BUYER shall deliver to SELLER any and all receivables accrued but uncollected as of the Closing Date to the extent subsequently collected by BUYER; provided, however, BUYER shall apply amounts received after Closing first to payment of current amounts then due, and thereafter to delinquencies.

12.2 Property Taxes. SELLER shall pay all taxes and assessments relating to the Property (the “Taxes”) that are due and payable or resulting from and attributable to SELLER’s ownership of the Property through the Closing Date (including without limitation Business Improvement District taxes or assessments). Any Taxes paid by SELLER for the current tax year shall be prorated as of the Closing date and credited to SELLER. All Taxes for the current tax year, not yet due and payable shall be prorated as of the Closing Date (based upon the current year’s tax bill, if available, or the previous year’s tax bill if the current year’s tax bill is not available) and credited to BUYER.

12.3 Contracts. Prepaid charges in connection with any Contracts that BUYER assumes pursuant to this Agreement allocable to the period from and after the Closing Date shall be credited to SELLER. Accrued charges, liabilities, or deposits in connection with such Contracts including without limitation all lease deposits, shall be credited to BUYER.

13.Draft Closing Documents.

13.1 SELLER’s Closing Document Deliveries. At least five (5) business days prior to the Closing Date, SELLER shall deliver, or cause to be delivered to BUYER drafts of the following documents for BUYER’s review and approval (collectively, documents set forth in both 13.1 and 13.2 hereinafter, (“Closing Documents”):

(i)A special warranty deed in a form reasonably acceptable to BUYER (the “Deed”);

(ii)Assignments in a form reasonably acceptable to BUYER for all Contracts and parking leases or agreements as required in this Agreement;

(iii)Affidavits and all other documents reasonably required by the Title Company in customary form and substance;

(iv)FIRPTA Affidavit. An affidavit from SELLER as required by Section 1445 of the Internal Revenue Code, as amended, in order to satisfy the BUYER and the Title Company that no withholding is required under Section 1445, including an indemnity form SELLER for taxes which should have otherwise been withheld;

(v)A fully signed Lease Agreement, in mutually acceptable form, between BUYER and SELLER for SELLER to lease floors 16 and 17 of the 123 Robert S. Kerr Ave building along with the right to utilize up to thirty (30) underground parking spaces at the 123 Robert S. Kerr Ave. building, together with ancillary or
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additional space (including, but not limited to, the operations center, Broadway Kerr storage space, and a portion of floor 4 used in connection with the storage of certain oil and gas lease records) at the Property (the "Leased Premises") from the date of Closing through December 31, 2020 at zero rent (the "Leaseback Agreement"), which shall be deemed a Permitted Exception. The Leaseback Agreement shall be in the form of a standard office lease for the market and shall specifically provide, among other things, the Seller with the ability to utilize the Leased Premises and building in a manner consistent with Seller's current use of the Property, with 24 hour, 7 day a week access to the Leased Premises and the building;

(vi)A Bill of Sale and Assignment of any personal property.

13.2 BUYER’s Closing Document Deliveries. At least five (5) business days prior to the Closing Date, BUYER shall deliver, or cause to be delivered, to SELLER drafts of the following documents and/or items for SELLER’s review and execution:

(i)An affidavit sufficient to enable the Escrow Agent to remove from the Title Commitment, BUYER’s Title Policy, any standard exceptions for unfiled mechanic’s liens, materialmen’s lien or other liens for services, labor or materials furnished to the Property;
(ii)A fully signed Leaseback Agreement; and

(iii)All other documents reasonably required by BUYER or Title Company affecting title to, or possession of, the Property and necessary to transfer or assign the same to BUYER as provided in this Agreement.

14.Executed Closing Documents. On or before the Closing Date, the Parties shall deposit in Escrow with Title Company all Closing Documents in the form reasonably approved by the Parties and the Title Company. Title Company shall hold Closing Documents in Escrow until all terms, conditions, contingencies and requirements of this Agreement are satisfied.

15.Closing Statement. At least three (3) business days prior to the Closing Date, Title Company shall prepare and deliver a closing statement to BUYER and SELLER, in a form acceptable to BUYER and SELLER, showing all receipts, Prorations, closing costs, expenses, and disbursement to be made by Title Company under this Agreement at Closing (“Closing Statement”). BUYER and SELLER shall use reasonable efforts to review and approve in writing the Closing Statement on or before the Closing Date.

16.Funding Escrow. Subject to SELLER’s satisfaction of all terms, conditions, and requirements of this Agreement, and BUYER’s written approval of the Closing Statement, BUYER shall deliver by wire transfer to the Title Company the Purchase Price as set forth in section three (3) of this Agreement on or before the Closing Date, net of any Earnest Money, Prorations, and other costs and expenses allocated in this Agreement as shown on the approved
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Closing Statement. Title Company shall hold such funds in Escrow until all other terms, conditions, contingencies, and requirements of this Agreement are satisfied and once satisfied, close Escrow.

17.BUYER’s Title Policy. At Closing, Title Company shall obtain, order, or otherwise obligate itself to issue an owner’s policy of title insurance in the amount of the Purchase Price effective as of the date of Closing (the “BUYER’s Title Policy”). BUYER’s Title Policy shall reflect the name of the BUYER, as the insureds, the satisfaction of the Title Company’s Closing requirements, if any, and shall insure BUYER’ title in the Property in fee simple subject to any Permitted Exceptions.

17.1 No Gap Exceptions. Prior to recording the Deed and distributing funds to SELLER, the Title Company shall update the title search that was conducted at the issuance of the Title Commitment. If the Title Company identifies any documents appearing in the public record subsequent to the effective date of the Title Commitment that Title Company would list as exceptions to BUYER’s Title Policy, the Title Company shall immediately notify the Parties and suspend Closing. Closing shall proceed only if the Title Company will issue the BUYER’s Title Policy as set forth herein. BUYER and SELLER acknowledge and agree that satisfaction of the requirements of this section is a condition precedent to Closing, that there shall be no gap title exceptions in the Title Commitment or BUYER’s Title Policy, and that the Title Company shall hold in Escrow, and will not disburse, funds deposited by BUYER and due to SELLER at Closing until the requirements of this section are satisfied.

18.Conditions Precedent to Closing. The Closing of the transaction set forth in this Agreement on the Closing Date shall be contingent upon the satisfaction, or written waiver, of each of the following conditions (the “Conditions Precedent”):

(i)SELLER shall have complied with its obligations with respect to title as set forth herein;

(ii)BUYER and SELLER shall have met their respective, reasonable requirements of the Title Company, agreed to by the Parties, as set forth in the Title Commitment or otherwise;

(iii)SELLER and BUYER shall have tendered all Closing Documents as required under this Agreement;
(iv)SELLER and/or BUYER obtaining any governmental approvals, as may be applicable, necessary for the conveyance of the Property from SELLER to BUYER;

(v)SELLER and BUYER shall have performed and complied in all material respects with all of the terms, conditions, and requirements of this Agreement; and

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(vi)The satisfaction of the requirements for the issuance of BUYER’s Title Policy as set forth in this Agreement.

18.1 Extension of Closing Date. The Parties shall have the right to extend the Closing Date for a period of time not to exceed thirty (30) days should (i) SELLER need additional time to satisfy any of the Conditions Precedent that are the SELLER’s responsibility; (ii) BUYER need additional time to satisfy any of the Conditions Precedent that are the BUYER’s responsibility (except that such extension right shall not apply to any failure by BUYER to fulfill any obligations of BUYER that are required hereunder to be performed at Closing); or (iii) any Conditions Precedent that require action or approval of a third-party that require additional time for the third-party to satisfy, however, in this instance the Closing Date shall not be extended more than fifteen (15) days without the Parties’ consent, which will not be unreasonably withheld, conditioned or delayed.

        18.2 Failure of Conditions Precedent. If any one of the Conditions Precedent is not met, after any extension to the Closing Date as provided herein, and the transaction set forth in this Agreement does not Close by the Closing Date, the non-defaulting party shall be entitled to its respective remedies in either Sections 20.1 and 20.2 below (as applicable), unless the non-defaulting party has waived such Condition Precedent in writing and elected to proceed to Closing.

19.Closing Escrow. In closing Escrow, the Escrow Agent shall follow the Parties' separate closing instructions, which will be provided to Escrow Agent in connection with Closing and perform the following:

(i)update the title search of Property and obtain BUYER’s Title Policy as required in this Agreement;

(ii)record the Deed conveying the Property from SELLER to BUYER;

(iii)deliver executed Closing Documents to BUYER and SELLER as applicable;

(iv)disburse any funds due to third-parties under this Agreement; and

(v)disburse the net funds due to BUYER and SELLER under this Agreement.

20.Failure to Close. If the transaction set forth in this Agreement fails to Close, then the Parties shall have the following remedies:

20.1 SELLER’s Remedy. In the event any breach of this Agreement by the BUYER results in failure to close, SELLER AND BUYER AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER. BUYER AND SELLER HEREBY AGREE THAT (a) AN AMOUNT EQUAL TO THE EARNEST MONEY IS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT SELLER WOULD SUFFER IN THE EVENT BUYER’s DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE
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PROPERTY, AND (b) SUCH AMOUNT WILL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR BUYER’S DEFAULT AND FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY, AND WILL BE SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY) FOR ANY DEFAULT OF BUYER RESULTING IN THE FAILURE OF CONSUMMATION OF THE CLOSING. IN SUCH EVENT, SELLER MAY, BY WRITTEN NOTICE TO BUYER AND THE TITLE COMPANY, ELECT TO TERMINATE THIS AGREEMENT, WHEREUPON THE TITLE COMPANY SHALL REMIT THE EARNEST MONEY TO SELLER, THIS AGREEMENT WILL TERMINATE AND SELLER AND BUYER WILL HAVE NO FURTHER RIGHTS OR OBLIGATIONS HEREUNDER (other than those matters which expressly survive the early termination of this Agreement). Notwithstanding the foregoing, but subject to subsection 20.3, nothing contained herein will limit SELLER’s remedies at law or in equity or as herein provided in the event of a breach by BUYER of any matters which expressly survive Closing or those matters which expressly survive early termination of this Agreement after termination. This Section 20.1 shall survive Closing or early termination of this Agreement.

        20.2 BUYER’s Remedies. In the event any breach of this Agreement by the SELLER results in failure to close, with the BUYER not then in default hereunder, and BUYER otherwise ready, willing and able to close, BUYER shall have the right, at its option to (i) terminate this Agreement, in which event the Earnest Money shall be returned to BUYER, without the requirement of a release or waiver from SELLER, and no Party shall have any further rights or obligations under this Agreement except as otherwise provided in this Agreement; or (ii) pursue specific performance; provided, however, if BUYER fails to file suit for specific performance within sixty (60) days after the Closing Date and to diligently pursue such suit, this Agreement shall terminate, in which event neither party shall have any rights, duties or obligations hereunder other than the obligations and the rights set forth herein that expressly survive the termination of this Agreement. If specific performance is not an available remedy, or if BUYER elects to commence such action and is unsuccessful, then the Earnest Money shall be returned to BUYER and the Parties shall be released from their obligations under this Agreement except as otherwise provided in this Agreement.

        20.3 Consequential and Punitive Damages. Each of SELLER and BUYER waive any right to sue the other for any consequential or punitive damages or lost profits for any matter or claim arising under this Agreement. This Section 20.3 shall survive Closing or early termination of this Agreement.

21. Representations and Warranties.

21.1 BUYER’s Representations and Warranties. BUYER represents and warrants, to SELLER the following:

(i)On the Effective Date and Closing Date, BUYER is (i) duly formed and validly existing under the laws of the state where the Property is located; (ii) authorized under the laws of the state in which the Property is located to conduct business and to purchase the Property; and (iii) duly authorized to do all things required of it under or in connection with this Agreement;

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(ii)BUYER has obtained all requisite consent and approval, whether required by internal operating procedures or otherwise, for entering into this Agreement and Closing the transaction contemplated in this Agreement; and

(iii)to the BUYER’s knowledge this Agreement and all agreements, instruments, and documents provided in this Agreement that BUYER will execute will be binding upon BUYER, and will not violate any provision of any agreement, law, regulation or judicial order to which BUYER is a Party or by which it is bound; and

(iv)to the BUYER’s knowledge there is no litigation pending or anticipated against BUYER that could adversely affect BUYER’s ability to perform its obligations under this Agreement.

  21.2 SELLER’s Representations and Warranties. SELLER represents and warrants to BUYER the following:

(i)SELLER is now and on the Closing Date will be; (i) duly formed and validly existing under the laws of the state where the Property is located; (ii) authorized under the laws of the state in which the Property is located to conduct business and to sell the Property; and, (iii) duly authorized to do all things required of it under or in connection with this Agreement;

(ii)SELLER has obtained all requisite consent and approval, whether required by internal operating procedures or otherwise, for entering into this Agreement. SELLER has obtained or will obtain all requisite consent and approval, whether required by internal operating procedures or otherwise, for Closing the transaction contemplated in this Agreement;

(iii)SELLER is the owner of the Property, and all of the Property will be conveyed to BUYER as set forth herein;

(iv)As of the Closing Date, there will be no third-party agreements, contracts, or leases affecting the Property except for (i) such agreements that may be deemed a Permitted Exception, (ii) the Contracts assumed by BUYER at Closing, and (iii) as provided in the Declaration of Parking Rights dated December 22, 2015 and recorded December 23, 2015 in Book 13006, page 1066 and the Declaration of Parking Rights dated May 11 , 2018 and recorded in Book 13734, page 144 of the land records of the County Clerk of Oklahoma County Oklahoma, which shall be deemed a Permitted Exception;

(v)To SELLER’s knowledge, this Agreement and all agreements, instruments, and documents provided in this Agreement that SELLER will execute, or to be caused to be executed, will be binding upon SELLER, and will not violate any provision
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of any agreement, law, regulation or judicial order to which SELLER is a Party or by which it is bound;

(vi)SELLER has not received written notice of, and to Seller's knowledge there are not any condemnation, environmental, zoning, or other land use regulation proceedings, instituted or planned to be instituted, with respect to the Property, nor has SELLER received written notice of any special assessment proceedings affecting the Property; and

(vii)To SELLER’s knowledge, SELLER is not a party to any litigation regarding the Property; with the exception of any remaining claims pending in connection with In re: SandRidge Energy Inc., et al., Case No. 16-32488 (DRJ), U.S. Bankruptcy Court, S.D. Texas, Houston Division) (the “Bankruptcy”), no voluntary or involuntary, attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, receivership or similar proceedings are pending against SELLER, nor are there any claims, condemnations or sales in lieu thereof, contracts of sale, options to purchase or rights of first refusal affecting the Property, or any part thereof, pending or threatened against SELLER relating to the Property that could adversely affect the Property or the SELLER’s ability to perform its obligations under this Agreement.

(viii)To SELLER’s knowledge, Seller has obtained any and all necessary or required authorization from the Bankruptcy Court, in the matter disclosed in Paragraph 21.2 (vii), authorizing the sale of this Property and is aware of no current or pending issues preventing the sale of this Property with respect to the Bankruptcy.

        For purposes of this Agreement, the phrase “To SELLER’s knowledge” means the present, actual knowledge, without independent investigation or inquiry, of Ed Cordell, SandRidge Tower Facility Manager. There shall be no personal liability on the part of Ed Cordell arising out of any representations or warranties made herein or otherwise.

        In the event that SELLER breaches any representation contained in Section 21.1 and BUYER had knowledge of such breach prior to the Closing Date, and elected to close regardless, BUYER shall be deemed to have waived any right of recovery, and SELLER shall not have any liability in connection therewith.

21.3 AS IS SALE.

(i)BUYER expressly acknowledges that, except as expressly provided herein, the Property is being sold and accepted AS IS, WHERE-IS, WITH ALL FAULTS, and SELLER makes no representations or warranties, express or implied, with respect to the physical condition or any other aspect of the Property, including, without limitation, (i) the structural integrity of any improvements on the Property, (ii) the manner, construction, condition, and state of repair or lack of repair of any of such improvements, (iii) the conformity of the improvements to
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any plans or specifications for the Property, including but not limited to any plans and specifications that may have been or which may be provided to BUYER, (iv) the conformity of the Property or its intended use to past, current or future applicable zoning or building code requirements or restrictive covenants, or the compliance with any other laws, rules, ordinances, or regulations of any government or other body, (v) the financial earning capacity or history or expense history of the operation of the Property, (vi) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, restriction, condition, or otherwise, (vii) the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, susceptibility to landslides, sufficiency of undershoring, sufficiency of drainage, (viii) whether the Property is located wholly or partially in a flood plain or a flood hazard boundary or similar area, (ix) the existence or non-existence of asbestos, underground or above ground storage tanks, hazardous waste or other toxic or hazardous materials of any kind or any other environmental condition or whether the Property is in compliance with applicable laws, rules and regulations, (x) the Property’s investment potential or resale at any future date, at a profit or otherwise, (xi) any tax consequences of ownership of the Property or (xii) any other matter whatsoever affecting the stability, integrity, fitness for use or other condition or status of the land or any buildings or improvements situated on all or part of the Property or any other aspect of the Property or any part thereof (collectively, the “Property Conditions”), and except for warranties and representations expressly provided herein, BUYER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS BUYER MIGHT HAVE REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE relating to the Property, its improvements or the Property Conditions, such waiver being absolute, complete, total and unlimited in any way.

(ii)If and to the extent that SELLER delivers or makes available documents, reports (including any environmental reports) or other writings concerning the Property (the “Review Items”) to BUYER, all such Review Items are complete and accurate to the best of SELLER'S knowledge. SELLER makes no further representation or warranty as to the completeness or accuracy of the data or information contained therein, and all such Review Items are furnished to BUYER solely as a courtesy, and SELLER has neither verified the accuracy of any statements or other information therein contained, the method used to compile such information nor the qualifications of the persons preparing such information. The Review Items are provided on an AS-IS-WHERE-IS BASIS, AND BUYER EXPRESSLY ACKNOWLEDGES THAT SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO,
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ANY WARRANTY OF CONDITION, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE REVIEW ITEMS. Without SELLER’s prior written consent, BUYER: (i) shall not divulge to any third party any of the Review Items and shall not use the Review Items in BUYER’s business prior to the Closing, except in connection with the evaluation of the acquisition of the Property; (ii) shall ensure that the Review Items are disclosed only to such of BUYER’s officers, directors, employees, consultants, investors and lenders, as have actual need for the information in evaluating the Property and that prior to Closing all such parties shall treat the Review Items as confidential and proprietary to SELLER; (iii) shall act diligently to prevent any further disclosure of the information; and (iv) shall, if the Closing does not occur for any reason, promptly return to SELLER (without keeping copies) all Review Items.

(iii)Except as expressly represented by SELLER herein, BUYER will rely solely on its own investigation of the Property and not on any information provided by SELLER, its agents, or its contractors. SELLER will not be liable or bound in any way by any oral or written statements, representations or information about the Property or its operation furnished by any party purporting to act on SELLER’s behalf. BUYER further acknowledges and agrees that the compensation to be paid to SELLER for the Property has been decreased to take into account the Property is being sold subject to the disclaimers and waivers contained in this Agreement.

(iv)BUYER acknowledges that the Property may not be in compliance with all regulations, rules, laws and ordinances that may apply to the Property or any part thereof and to the continued ownership, maintenance, management and repair of the Property (“Requirements”). After the Closing, BUYER shall be solely responsible for any and all Requirements, Property Conditions, and all other aspects of the Property, whether the same shall be existing as of the Closing Date or not. From and after the Closing, except as expressly set forth in this Agreement, BUYER hereby waives, releases and forever discharges the SELLER, their respective affiliates, subsidiaries, officers, directors, shareholders, employees, independent contractors, partners, representatives, agents, successors and assigns (collectively, the “Released Parties”), and each of them, from any and all causes of action, claims, assessments, losses, damages (compensatory, punitive or other), liabilities, obligations, reimbursements, costs and expenses of any kind or nature, actual, contingent, present, future, known or unknown, suspected or unsuspected, including, without limitation, interest, penalties, fines, and attorneys’ and experts’ fees and expenses, whether caused by, arising from, or premised, in whole or in part, upon any SELLER’s acts or omissions, and notwithstanding that such acts or omissions are negligent or intentional, or premised in whole or in part on any theory of strict or absolute liability, which BUYER, its successors or assigns or any subsequent purchaser of any of the Property may have or incur in any manner or way connected with, arising from, or related to any of the Property,
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including without limitation (i) the environmental condition of any of the Property, including the actual or alleged presence of hazardous waste, toxic or other hazardous materials at, on, under or adjacent to the Property or (ii) actual or alleged violations of environmental laws, including the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”)(42 U.S.C. §9601), or regulations in connection with the Property and/or any property conditions. BUYER agrees, represents and warrants that the matters released herein are not limited to matters which are known, disclosed, suspected or foreseeable, and BUYER hereby waives any and all rights and benefits which it now has, or in the future may have, conferred upon Buyer by virtue of the provisions of any law which would limit or detract from the foregoing general release of known and unknown claims. BUYER shall indemnify and hold harmless the SELLER’s Indemnified Parties from and against any and all Losses arising from or related to the environmental condition of the Property, the Property Conditions, or actual or alleged violations of environmental laws. With respect to BUYER’s waiver and release set forth herein, the BUYER represents and warrants to SELLER that: (a) BUYER is not in a significantly disparate bargaining position; (b) BUYER is represented by legal counsel in connection with the sale contemplated by this Agreement and (c) BUYER is knowledgeable and experienced in the purchase, operation, ownership, refurbishing and sale of commercial real estate, and is fully able to evaluate the merits and risks of this transaction.

(v)The foregoing waivers and releases will be given full force and effect according to each of their express terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action and strict liability claims. The foregoing waivers and releases include claims of which BUYER is presently unaware or which BUYER does not presently suspect to exist which, if known by BUYER, would materially affect BUYER’s waiver or release to SELLER.

(vi)Notwithstanding anything herein to the contrary, all of the terms and provisions of this Section 21.3 shall survive the Closing or a termination of this Agreement.

21.4 Warranty Exceptions. BUYER and SELLER shall, as applicable, provide the other party with notice at least five (5) business days prior to the Closing Date of any exceptions to the representations and warranties set forth in this section (“Warranty Exceptions”), in which case such Party receiving Notice shall have the right to (i) terminate this Agreement, or (ii) elect to close this transaction notwithstanding such Warranty Exceptions.

22.  Possession. Possession of the Property will be delivered to BUYER upon completion of the Closing, subject only to the Leaseback Agreement between BUYER and SELLER and to rights of third-parties under any Contracts and any Permitted Exceptions.

23. Destruction/Damage/Taking. If prior to the Closing Date, any portion of the Property is damaged or destroyed by fire or other casualty or shall become the subject of any proceedings,
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judicial, administrative, or otherwise, by eminent domain, condemnation, or otherwise, SELLER shall promptly provide BUYER Notice. In the event that the cost of repair or value of the taking does not exceed $2,500,000.00, SELLER shall assign BUYER at Closing all of SELLER'S Property insurance or condemnation proceeds and BUYER shall close this transaction as provided herein.

        In the event that the cost of repair or value of the taking exceeds $2,500,000.00, BUYER shall have the right, to terminate this Agreement by giving SELLER written notice, and the Earnest Money shall be immediately returned to BUYER without the requirement of a release or waiver from SELLER. If BUYER elects to proceed with the Closing, this Agreement shall remain in full force and effect and the transaction set forth in this Agreement, less any portion of the Property taken by eminent domain or condemnation or otherwise, shall be completed with no further adjustment or modification, and at the Closing, SELLER shall assign, transfer, and set over to BUYER all the right, title, and interest of SELLER in and to any insurance proceeds resulting from any awards that have been or may thereafter be made for any taking or condemnation.

24.Assignment. Buyer shall not assign this Agreement to any third party or parties without the prior written consent of SELLER, which consent shall not be unreasonably withheld, conditioned or delayed, provided however, that any such assignment consented to by Seller in writing shall not relieve Buyer of its liabilities and obligations hereunder, unless otherwise agreed to in writing by SELLER. SELLER shall not assign this Agreement.

25.Brokerage Commissions. Buyer will pay all Brokerage fees, costs, expenses, and all other amounts due to Levy Strange Beffort, LLC (LSB). BUYER agrees to defend, indemnify, and hold harmless the SELLER from and against any and all claims of LSB, and any other person claiming a brokerage fee or commission under this Agreement.

26.Further Acts. Each Party to this Agreement shall perform such further acts and execute and deliver such further agreements and assurances as the other Party may reasonably require to give full effect and meaning to this Agreement.

27.No Third Party Benefit. The parties do not intend to confer any benefit on any person or entity other than the Parties to this Agreement, except as, and to the extent, otherwise expressly provided in this Agreement.

28.Contingent Agreements. The Parties agree that this Agreement will be kept confidential by each other, and its agents and disclosed only to such accountants, attorneys, consultants and representatives who need to know the information for purposes of meeting the terms, completion of the conditions precedent and closing this transaction, unless disclosure is otherwise required by law. SELLER shall not enter into any written agreement with any other person or entity for the sale of the Property following the acceptance and execution of this Agreement by the Parties, unless and until this Agreement is terminated. Further, the Parties agree that this Agreement will be kept confidential by the Parties through the date of Closing, and by their agents, to be disclosed only to such accountants, attorneys, consultants and representatives who need to know
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the information for purposes of meeting the terms, completion of the conditions precedent and closing this transaction, unless disclosure is otherwise required by law.

29.Prospective Leases. After the expiration of the Review Period, SELLER shall not enter into any new lease(s), including parking leases, at the Property without the BUYER’s express written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Provided, however, that SELLER shall be permitted to enter into short term parking agreements after the expiration of the Review Period, without the approval of BUYER, provided such agreements expire or are terminable prior to Closing.

30.Waiver. Each Party to this Agreement may waive any default by the other Party of any of the terms or conditions contained in this Agreement, provided however, that such waiver or waivers shall not be deemed or construed as a continuing waiver, and shall not extend to any subsequent default. No waiver shall be implied from any delay or failure by any Party to take action following a default by another Party. No extension of time for performance of any obligations shall be deemed an extension of the time for performance of any other obligations under this Agreement.

31.Construction. The administration, interpretation, and legal construction of this Agreement shall be based on the following:

31.1 Time is of the Essence. Time is of the essence with regard to performance and satisfaction of all terms and conditions of this Agreement. The term “business day” means any day other than a Saturday, Sunday or a day on which state or national banks are not generally open for business in the State of Oklahoma. If the final date of any period which is set out in any paragraph of this Agreement falls upon a day which is not a business day, then, and in such event, the time of such period will be extended to the next business day.

31.2 Entire Agreement. This Agreement, together with the Recitals and Exhibits, which are incorporated into and made part of this Agreement, constitutes the entire Agreement between SELLER and BUYER regarding the subject matter contained in this Agreement. This Agreement shall not be amended or supplemented except in a writing signed by an authorized representative of the BUYER and an authorized representative of SELLER. There are no oral agreements between SELLER and BUYER. All prior written communications, representations, promises, or agreements not expressly included in this Agreement are null and void.

31.3 Mutual Agreement. This Agreement was negotiated and agreed upon by the Parties and shall not be construed as if it had been prepared only by one Party, but rather that it was mutually prepared by the Parties.

31.4 Binding Effect. This Agreement is binding upon and shall inure to the benefit of SELLER and BUYER and their respective heirs, personal representatives, successors, and assigns.

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31.5 Severability. If any term or condition of this Agreement shall, at any time or to any extent, be deemed invalid or unenforceable by a court with competent jurisdiction, the remaining provisions of this Agreement shall not be affected, and each remaining provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

31.6 GOVERNING LAW; JURISDICTION; VENUE. This Agreement, including the making, execution and enforcement of its provisions, shall be governed by, interpreted, and construed in accordance with the laws of the State of Oklahoma applicable to all agreements made and to be performed solely therein, without giving effect to any principles or conflicts of law. Jurisdiction of all claims, disputes or litigation relating to or resulting from the Agreement shall be in the State District Courts of Oklahoma.  Venue shall be in Oklahoma County and all other potential venues are waived by the Parties by Agreement.

31.7 Headings. The descriptive section and subsection headings contained in this Agreement are convenience only and are not to be used for interpretation of this Agreement.

31.8 Defined Terms. Capitalized terms in this Agreement set forth in a bold font and within quotation marks are defined by the context of the respective term and shall have the defined meaning when used in a capitalized form elsewhere in this Agreement unless otherwise expressly indicated.

31.9 Notice and Other Written Communications. “Notice” shall mean a written communication from one Party to another that must be delivered by overnight courier with tracking capabilities, certified mail, return receipt requested, email (followed by delivery via overnight courier), or personal delivery, to, as applicable, SELLER’s Notice Address or BUYER’s Notice Address. Notice shall be deemed made when delivered or transmitted. Notices shall be delivered to the Parties at the addresses contained in the first paragraph of this Agreement, to the attention of the following individuals: for the SELLER, to SandRidge Realty, LLC, Mr. Mike Johnson, Senior Vice President, 123 Robert S. Kerr Ave., Oklahoma City, Oklahoma 73105 Email:mike.johnson@sandridgeenergy.com, with a copy to Tom Regan, 185 Asylum Street, 38th Floor, Hartford, CT 06103, (860)509-6500, tregan@brownrudnick.com and to the BUYER, to Robinson Park, LLC, Mr. Mark Beffort, Chief Executive Officer, 204 N. Robinson, Ste 700, Oklahoma City, Oklahoma 73102, (405) 879-4757, with a copy to Perry E. Kaufman, 701 N. Broadway, Ste 400, Oklahoma City, Oklahoma 73102, Phone: (405) 524-2400, Email: pkaufman@gphglaw.com. Notwithstanding the two preceding sentences, if a Party is represented by counsel, Notice shall be deemed made by delivering the written communication to such counsel by overnight courier with tracking capabilities, certified mail, return receipt requested, email (followed by delivery via overnight courier), or personal delivery.

31.10 Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

31.11 Attorneys’ Fees. In the event of any dispute hereunder or of any action to interpret or enforce this Agreement, any provision hereof or any matter arising herefrom, unless otherwise
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provided in this Agreement, each Party shall pay its own costs, fees and expenses, including but not limited to witness fees, expert fees, consultant fees, travel, attorney, paralegal and assistant fees, costs and expenses, whether suit be brought or not, trial or settlement.

32.Records and Audits. SELLER agrees that BUYER shall have the right to examine and audit all non-confidential Records relevant to the execution and performance of this Agreement.  The SELLER agrees to retain Records relative to this Agreement for the duration of this Agreement and for a period of two (2) years following the Closing Date or termination of this Agreement.  If an audit, litigation or other action involving such Records is started before the end of the two (2) year period, the Records are required to be maintained for two (2) years form the date that all issues arising out of the action are resolved, or until the end of the two (2) year retention period, whichever is later. Records includes books, documents, accounting procedures and practices, and other data, regardless of type and regardless of whether such items are in written form, in the form of computer data, or in any other form.

33.Like Kind Exchange. SELLER and BUYER (as the case may be, the “requesting party”) agree to cooperate with each other (the “other party”) in the other’s efforts to effectuate an exchange of properties for the Property in accordance with Section 1031 of the Internal Revenue Code, and to execute and deliver any and all documents which a requesting party may reasonably require relating thereto; provided that (i) such documents shall be prepared by the requesting party at its sole cost, (ii) no such documents shall impose on the non-requesting party any obligations greater than those that that would otherwise exist but for such documentation and (iii) under no circumstances shall any requesting party’s rights under this Section result in a delay of the Closing.
34.Authority to Bind. The Parties to this Agreement attest that each has the full power and authority to execute and deliver this Agreement, obligate its respective company and carry out its obligations hereunder.

35.Amendments. No modification or amendment of this Agreement shall be effective unless it is in writing signed by all of the Parties.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year written below.

SELLER

SANDRIDGE REALTY LLC.,
an Oklahoma limited liability company

By: /s/ Carl F. Giesler, Jr
Name: Carl F. Giesler, Jr.
Title: CEO _
Date executed by SELLER:

May 15, 2020

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BUYER

Robinson Park, LLC
an Oklahoma limited liability company

/s/ Mark Beffort
Date executed by BUYER	Mark Beffort
Chief Executive Officer
May 15, 2020

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ESCROW AGENT:

Chicago Title Insurance Company

Date executed by ESCROW AGENT	By: /s/ Dawn M. Brooks
Name: Dawn M. Brooks
May 15, 2020

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EXHIBIT “A”

Legal Description

Tract 1: (Broadway/Kerr Parking)
All of Lots 1 through 6, inclusive, a part of Lots 23 through 32, inclusive, Block 9 and the vacated alley adjacent thereto, Original Oklahoma City Addition, Oklahoma City, Oklahoma County, Oklahoma, according to Plat recorded in Book 1 of Plats, page 2 described as follows:
Beginning at the Southwest corner of said Block 9;
THENCE North 89°59'45" East along the South line of said Block 9 a distance of 410 feet to the Southeast corner of Lot 23 of said Block 9;
THENCE due North along the East line of said Lot 23 a distance of 2.87 feet to a point of curvature;
THENCE along a curve to the left, having a radius of 193.49 feet a distance of 167.00 feet to a point, said point being on the center line of the alley;
THENCE South 89°59'45" West along the center line of the alley and the North line of Lot 6 of said Block 9, a distance of 342.30 feet to the Northwest corner of said Lot 6;
THENCE due South along the West line of said Block 9 a distance of 150 feet to a point or place of beginning.
Tract 3: (Sandridge Tower/Park)
All of Block 20 and the vacated east-west and north-south alleys located therein in Original Townsite of Oklahoma City, Oklahoma County, Oklahoma, according to the plat recorded in Book 1 of Plats, page 2, otherwise described as and comprised of the following 5 parcels of land:
Parcel 1
The North Half of the vacated east-west alley adjoining Lots 24, 25 and 26, in Block 20, Original Townsite of Oklahoma City, Oklahoma County, Oklahoma, according to the plat recorded in Book 1 of Plats, page 2.
Parcel 2
Lots 27 and 28 and the South Half of the vacated east-west alley adjoining said Lots 27 and 28, in Block 20, Original Townsite of Oklahoma City, Oklahoma County, Oklahoma, according to the plat recorded in Book 1 of Plats, page 2.
Parcel 3
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Lots 1, 2, 3 and 4 and the East Half of the vacated north-south alley adjoining said Lots 1, 2, 3 and 4, in Block 20, Original Townsite of Oklahoma City, Oklahoma County, Oklahoma, according to the plat recorded in Book 1 of Plats, page 2.
Parcel 4
All of Lots 5 through 23, both inclusive and all of Lots 35 through 40, both inclusive, in Block 20, Original Townsite of Oklahoma City, Oklahoma County, Oklahoma, according to the plat recorded in Book 1 of Plats, page 2, including the vacated alleys abutting said Lots and being more particularly described as follows:
Beginning at a point that is the Northwest Corner of Lot 23 in said Block 20, as well as the Northeast Corner of Lot 24 in said Block 20, on the Southern right of way line of Northwest Third Street;
THENCE in a Southerly direction along the boundary line between Lot 23 in said Block 20 and Lot 24 in said Block 20, a distance of 150 feet to a point on the centerline of the alley, that is 10 feet South of the Southwest Corner of Lot 23 in said Block 20, as well as 10 feet South of the Southeast Corner of Lot 24 in said Block 20;
THENCE in an Easterly direction along the centerline of the alley a distance of 125 feet to a point that is 10 feet South of the Southwest Corner of Lot 18 in said Block 20, as well as 10 feet North of the Northwest Corner of Lot 35 in said Block 20;
THENCE in a Southerly direction along the boundary line between Lot 34 in said Block 20 and Lot 35 in said Block 20 a distance of 150 feet to a point that is the Southwest Corner of Lot 35 in said Block 20, as well as the Southeast Corner of Lot 34 in said Block 20, on the Northern right of way line of Robert S. Kerr Avenue;
THENCE in an Easterly direction along the Northern right of way line of Robert S. Kerr Avenue a distance of 160 feet to a point on the centerline of the alley, that is 10 feet East of the Southeast Corner of Lot 40 in said Block 20, as well as 10 feet West of the Southwest Corner of Lot 1 in said Block 20.
THENCE in a Northerly direction along the centerline of the alley a distance of 100 feet to a point that is 10 feet West of the Southwest Corner of Lot 5 in said Block 20, as well as 10 feet West of the Northwest Corner of Lot 4 in said Block 20;
THENCE in an Easterly direction along the boundary line between Lot 4 in said Block 20 and Lot 5 in said Block 20 a distance of 150 feet to a point on the West right of way line of Broadway Avenue, that is the Southeast Corner of Lot 5 in said Block 20, as well as the Northeast Corner of Lot 4 in said Block 20;
THENCE in a northerly direction along the West right of way line of Broadway Avenue a distance of 200 feet to a point that is the Northeast Corner of Lot 12 in said Block 20;
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THENCE in a Westerly direction along the Southern right of way of Northwest Third Street a distance of 435 feet to the point of beginning.
Parcel 5
Lots 29, 30, 31, 32, 33 and 34 and the South Half of the vacated east-west alley adjoining said Lots 29, 30, 31, 32, 33 and 34, in Block 20, Original Townsite of Oklahoma City, Oklahoma County, Oklahoma, according to the plat recorded in Book 1 of Plats, page 2.
To be confirmed by the Survey.

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EXHIBIT "B"

ESCROW AGREEMENT
This Escrow Agreement (this “Agreement”) is made as of the ____ day of May, 2020, by and among SANDRIDGE REALTY LLC, an Oklahoma limited liability company (“Seller”), ROBINSON PARK, LLC, an Oklahoma limited liability company (“Buyer”), and CHICAGO TITLE INSURANCE COMPANY, a     (the “Escrow Agent”).
WITNESSETH:
A. Buyer and Seller are party to a Purchase and Sale Agreement dated as of ________________________, 2020 relating to certain property known generally as 123 Robert S. Kerr, Oklahoma City, Oklahoma 73102 (the “Purchase Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Purchase Agreement.
B. The Purchase Agreement contemplates Seller’s making a deposit of Earnest Money (which term, as used herein shall include any portion thereof as the context shall permit or require). Upon its receipt of the Earnest Money, the Escrow Agent has certain duties with respect to the custody, disbursement and accounting of the Earnest Money.
C. The parties desire that the Escrow Agent serve as the Escrow Agent under the Purchase Agreement pursuant to the Purchase Agreement and the terms hereof.
NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for $1.00 and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1. The Escrow Agent agrees to serve as the Escrow Agent designated under paragraph 4 of the Purchase Agreement, subject to all of the terms and conditions of this Agreement and the Purchase Agreement. In doing so, the Escrow Agent undertakes to perform only those duties expressly assigned to the Escrow Agent under the Purchase Agreement, and assumes no other duties.
2. The Escrow Agent shall be entitled to receive reimbursement of documented reasonable attorneys’ fees and expenses, and other out-of-pocket expenses incurred by it in connection with any legal proceedings arising hereunder.
3. Each of Buyer and Seller agrees to indemnify and hold harmless the Escrow Agent, its officers, partners, employees and agents, against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable costs of investigation, court costs and attorney’s fees) that may be imposed upon the Escrow Agent in connection with its acting as Escrow Agent hereunder (except those arising out of the Escrow Agent’s willful failure to
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comply with the provisions of this Agreement or the gross negligence or willful misconduct of the Escrow Agent), including any litigation arising from this Agreement, involving the subject matter hereof, or involving the Escrow Agent (or its officers, partners, employees or agents) in connection with this Agreement.
4. Any fees and expenses of the Escrow Agent in the performance of its duties hereunder shall be shared equally by Buyer and Seller.
5. In the event any disagreement between the Buyer and Seller results in conflicting instructions to, or adverse claims or demands upon, the Escrow Agent with respect to the Escrow Agent’s time for or obligation of performance hereunder, the Escrow Agent shall refuse to comply with any such instruction, claim or demand so long as such disagreement shall continue and, in so refusing, the Escrow Agent shall have no obligation to release any Earnest Money except as otherwise expressly provided hereunder. The Escrow Agent shall not be or become liable in any way for its failure or refusal to comply with any such conflicting instructions or adverse claims or demands, and it shall continue to refrain from acting until such conflicting instructions or adverse claims or demands (a) shall have been resolved by mutual written agreement between Buyer and Seller delivered to the Escrow Agent or (b) shall have finally been determined in a court of competent jurisdiction. In addition to the foregoing, the Escrow Agent may, but shall not be obligated to (except as provided below), file an action in interpleader with any court of competent jurisdiction for a declaratory judgment for the purpose of having the respective rights of the claimants adjudicated and, in doing so, may deliver to such court the Earnest Money, whereupon the Escrow Agent shall be absolved of any further obligation under this Agreement with respect to the Earnest Money, as applicable, except as otherwise ordered by such court.
6. The Escrow Agent may in its sole discretion resign by giving thirty (30) days’ prior written notice thereof to Buyer and Seller. The parties shall then furnish to the Escrow Agent mutual written instructions for the disposition of the Earnest Money. If the Escrow Agent shall not have received such written instructions within such thirty (30) days, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent and upon such appointment deliver the Earnest Money to such successor. The other parties hereto reserve the right to remove the Escrow Agent at any time, provided ten (10) days’ prior written notice by Buyer and Seller is given to the Escrow Agent and the Escrow Agent is compensated for all costs and expenses to which it is entitled hereunder prior to the effective time of such removal.
7. If the Earnest Money is at any time attached, garnished or levied upon under any court order, or if the payment or delivery of the Earnest Money is stayed or enjoined by any court order, or if any order, writ, judgment or decree shall be made or entered by any court affecting the Earnest Money, then the Escrow Agent shall be authorized, in its sole discretion, to rely upon and comply with the order, writ, judgment or decree; provided, however, that the Escrow Agent shall give written notice to Buyer and Seller within five (5) business days after the Escrow Agent is first made aware of any of the foregoing events (the “Events”) and, to the extent the Escrow Agent shall not be in violation of any court order, writ, judgment or
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decree, the Escrow Agent shall not release any Earnest Money on account of any Events until at least five (5) business days after the Escrow Agent shall have given the foregoing notice. The Escrow Agent shall not be liable to any of the parties or to any other person, firm or corporation by reason of such compliance even though the order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.
8. Upon making disposition of all of the Earnest Money in accordance with this Agreement, the Escrow Agent shall be deemed fully released and discharged from any and all duties and obligations under this Agreement except for any claims raised hereunder, without the need that any other documentation be executed by the parties.
9. The Escrow Agent shall not be responsible for (a) any fluctuations in the interest rate applicable to any cash held by it pursuant to or by virtue of this Agreement or (b) the validity, sufficiency, collectability or legal effect of any instrument deposited with the Escrow Agent.
10. Notwithstanding anything contained in this Agreement to the contrary, at the time of any disbursement of funds hereunder the Escrow Agent has the right (but not the obligation) to require from Buyer and Seller a written release of liability of the Escrow Agent with respect to such disbursement, a written authorization to disburse such funds, or both.
11. The Escrow Agent shall incur no liability whatsoever in connection with its good faith performance under this Agreement or for any delays beyond its control. The Escrow Agent shall be entitled to rely upon the authenticity of any signature and the genuineness and validity of any writing received by Escrow Agent relating to this Agreement, so long as the Escrow Agent is acting in good faith in relying thereon.
12. Except as otherwise expressly provided herein, the Escrow Agent shall not be bound in any way by any contract or agreement between Buyer and Seller, whether or not it has knowledge of any such contract or agreement or of its terms or conditions, except for the Purchase Agreement, unless the Escrow Agent has agreed to be so bound in writing.
13. The Escrow Agent neither approves nor disapproves of the transaction contemplated under the Purchase Agreement, nor does it recommend for or against it or have or express an opinion hereunder as to the legality or validity of such transaction.
14. Buyer and Seller acknowledge that Federal Deposit Insurance Corporation (“FDIC”) insurance coverage applies only to a cumulative maximum amount of $250,000 for each individual deposit for all depositor’s accounts at the same or related institution. Buyer and Seller further acknowledge that certain banking instruments such as, but not limited to, repurchase agreements and letters of credit are not covered at all by FDIC insurance. Buyer and Seller agree that, so long as the Escrow Agent invests the Earnest Money as required by the Purchase Agreement, Escrow Agent assumes no responsibility for, and Buyer and Seller shall not hold Escrow Agent liable for, any loss arising from the fact that the amount of the Earnest Money may cause the aggregate amount of any individual depositor’s accounts to exceed
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$250,000 and that the excess amount is not insured by the FDIC or that FDIC insurance is not available on certain types of banking instruments.
15. Buyer and Seller agree to provide to the Escrow Agent all instruments and documents within their respective powers necessary for the Escrow Agent to perform its duties hereunder.
16. Any notice hereunder shall be deemed given if and when given in the manner provided for the giving of notices under paragraph 31.9 of the Purchase Agreement unless otherwise expressly provided herein.
17. If any notice, request or instruction for the release of Earnest Money includes wire instructions, then the Earnest Money shall be so wired by the Escrow Agent at the time of release. Otherwise, all Earnest Money released hereunder shall be sent to the party to receive the same by check at the address and in any manner provided for the giving of notice hereunder.
18. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder. No party to this Agreement may assign this Agreement or any rights hereunder without the prior written consent of the parties hereto.
19. This Agreement contains all the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. This Agreement may be amended only by a written instrument signed by the party against whom enforcement or any waiver, change, modification, extension or discharge is sought.
20. This Agreement shall be governed by, and construed according to, the laws of the State of Oklahoma (without regard to the choice of law provisions thereof).
21. This Agreement may be signed in any number of counterparts with the same effect as if the signatures on all counterparts are upon the same instrument.
22. In the event of any conflict between the terms of this Agreement and the terms of the Purchase Agreement with respect to the Escrow Agent’s rights or responsibilities, the terms of this Agreement shall control and govern in all respects. Whenever possible, such terms of this Agreement shall be supplemental to and not inconsistent with such terms of the Purchase Agreement.

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EXECUTED under seal as of the day and year first above written.
SELLER:

SANDRIDGE REALTY LLC.,
an Oklahoma limited liability company

By: ________________________________
Name: _____________________
Title: ______________________

BUYER:

Robinson Park, LLC
an Oklahoma limited liability company

Mark Beffort
Chief Executive Officer

ESCROW AGENT:

Chicago Title Insurance Company

By:
Name:

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Schedule 1(vi)

Inventory

Item	Estimated Count
Servers in the data center
Check printing machines	3
Envelope inserter
Metering machine, postage
Plotters - Model 6200	8
Plotters - Model 6100	4
Plotters - Model 6800	1
Printers/Copiers	19
Scanners	20
Printer (27th floor batcave)	1
Printer (17th floor print room)	1
Inserter (17th floor mail room)	1
Desktop scanner (27th floor batcave)	1
Computer (27th floor batcave)	1
Training room computer equipment on 6th floor
File cabinets in Treasury file room
Bloomberg Terminal on 27th floor	1
Vehicles (Pool/fleet)
Niobrara core/specimens/ends (Stored in BK Garage behind crossfit studio)
Art	All
File storage shelving on 8th and 4th floors
Records from storage
END OF SCHEDULE 1(vi)

63750901 v11
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